VBI Vaccines to Present at The World Vaccine Congress Europe 2017 in Barcelona

Presentation to feature overview of positive interim Phase 1 CMV vaccine data and preclinical Zika vaccine data demonstrating neutralizing antibody response

CAMBRIDGE, Mass. (Oct. 11, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI) today announced that Adam Buckley, vice president of business development, will discuss VBI’s enveloped virus-like particle (eVLP) platform, highlighting data from two of the company’s vaccine programs, during a presentation at the World Vaccine Congress Europe held Oct. 10-12, 2017, in Barcelona.

During the presentation, Mr. Buckley will provide a synopsis of VBI’s eVLP technology, including an overview of the positive interim data from the Phase I clinical study of VBI’s cytomegalovirus (CMV) vaccine and new preclinical data on VBI-2501, the company’s bivalent Zika vaccine candidate, which demonstrated neutralizing antibody responses benchmarked to levels of naturally acquired Zika immunity.

Event Details:

●	Event: The World Vaccine Congress Europe 2017
●	Date: Thursday, Oct. 12, 2017
●	Time: 10:25 a.m. CET
●	Location: The Crowne Plaza Hotel Barcelona, Fira Center, Barcelona
●	Event Website: http://www.terrapinn.com/conference/world-vaccine-congress-europe/agenda.stm

About CMV

CMV can cause serious disease in newborns when a mother is infected during pregnancy. Each year, approximately 5,000 U.S. infants will develop permanent problems due to CMV, which can include deafness, blindness, and developmental delays. CMV affects more live births than Down syndrome or fetal alcohol syndrome, making it a key public health priority and a strong candidate for recommended universal vaccination and reimbursement.

To learn more about CMV, visit: https://www.vbivaccines.com/cmv/

About Zika Virus

Zika is a flavivirus related to dengue, yellow fever, and West Nile. While the acute manifestations of Zika virus infection are typically mild, the disease has been associated with a number of neurological complications. There is scientific consensus that the Zika virus can cause congenital microcephaly, a condition where a child is born with a smaller than expected head due to abnormal brain development. Zika virus may also cause Guillain-Barrė syndrome (“GBS”), a disorder in which the body’s immune system attacks the nerves, leading to muscle weakness or, in severe cases, paralysis.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

Zika is spread primarily through the bite of an infected Aedes species mosquito, but some evidence suggests that it also may be transmitted sexually or during childbirth. In February 2016, the World Health Organization (“WHO”) declared Zika a Public Health Emergency of International Concern (“PHEIC”), saying that the virus was “spreading explosively” in the Americas. There is currently no vaccine to prevent Zika infection.

To learn more about VBI’s Zika Vaccine Program, visit: http://www.vbivaccines.com/zika/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	3